Where Food Comes From, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
March 4, 2014	OTCQB: WFCF

Where Food Comes From®, Inc. Reports Fourth Quarter and Full Year Results

Fourth quarter revenue up 39% to $1.8 million from $1.3 million last year

Full year revenue up 5% to $5.5 million from $5.3 million in prior year

Company adds 4,000 new producer customers through M&A and strategic partnership deals during 2013

CASTLE ROCK, Colo. – Where Food Comes From, Inc. (d.b.a. IMI Global, Inc.) (OTCQB: WFCF), the trusted resource for third-party verification of food production practices, today announced results for its fourth quarter and full year period ended December 31, 2013.

“We are pleased to report renewed revenue growth in both the fourth quarter and 12-month period,” said John Saunders, chairman and CEO. “This growth reflects M&A activity along with increased demand for the Company’s non-hormone treated cattle (NHTC) and Verified Natural Beef programs as well as an increase in source verifications in international markets. These growth factors combined to more than offset a sharp decline in Japanese age and source verification revenue in 2013 due to Japan’s easing of import restrictions. We believe most of the impact of Japan’s action will have been absorbed by the end of the first quarter of 2014 and that we can reestablish a consistent long-term revenue growth trend.

“While we continue to generate positive cash from operations and positive operating income, our bottom line has been impacted over the past year by M&A-related costs and expenses along with the effects of Japan. Our M&A activity, which included one acquisition and one strategic partnership, added more than 4,000 new customers and strengthened our position as the nation’s leader in verification in the food industry. With transaction costs behind us and as we progress through the integration process with these new businesses, we expect to achieve increased efficiencies and improved profitability over the long term.”

Fourth Quarter Results

Fourth quarter revenue increased 39% to $1,797,000 from revenue of $1,289,700 in the fourth quarter last year. Verification services revenue was $1,583,800, up 48% from $1,073,000 year-over-year, while hardware revenue, consisting primarily of cattle identification tags, was down slightly to $179,200 from $183,100 due to fewer ear tags sold in conjunction with age and source verification for Japan. Labeling revenue in the fourth quarter was up slightly to $34,000 from $33,600 in the same quarter last year.

Gross profit in the fourth quarter increased 14% to $798,400 from $700,100 year over year. Selling, general and administrative expenses in the fourth quarter were $773,200, a 32% increase over $585,600 in the same quarter last year. The increase was primarily attributable to assumption of ongoing SG&A costs for Validus.

Net loss attributable to Where Food Comes From, Inc. in the fourth quarter was $11,300, or less than one cent per share, compared with net income of $140,300, or $0.01 cent per share, in the same quarter a year ago. The year-ago fourth quarter included an income tax benefit of $28,500.

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Full Year Results

2013 full year revenue increased 5% to $5,533,500 from $5,261,400 last year. Verification revenue increased 8% to $4,682,700 from $4,328,300 year over year. Hardware revenue was $723,400, down 11% from $809,100 a year ago. Revenue from Where Food Comes From labeling and other sources increased slightly to $127,300 from $124,000. The increase in verification revenue reflected M&A activity along with increased demand for the Company’s non-hormone treated cattle (NHTC) and Verified Natural Beef programs as well as an increase in source verifications in international markets. These growth factors combined to more than offset a sharp decline in Japanese age and source verification revenue in 2013.

Selling, general and administrative expense increased 14% in 2013 to $2,679,100 from $2,341,700. This increase reflected legal and advisory costs associated with the Validus acquisition, partially offset by general cost reduction measures undertaken by the Company.

Inclusive of $218,700 in transaction costs associated with the Validus acquisition, the Company reported a net loss attributable to Where Food Comes From, Inc. of $33,600, or less than one cent per share, versus net income of $870,400, or $0.04 per share, in the prior year. The 2012 net income of $870,400 included an income tax benefit of $391,500.

Balance Sheet Highlights

Cash and cash equivalents at December 31, 2013, totaled $1.1 million, which is up from $1.0 million in the third quarter of 2013 but down from $1.4 million at 2012 year-end due to cash consideration paid in the Validus acquisition and transaction costs associated with all M&A activity. Working capital was $1.5 million at 2013 year-end versus $1.7 million in working capital at the end of 2012.

Conference Call and Webcast

The Company will conduct a conference call today at 10:00 a.m. Mountain Time.

The call-in numbers for the conference call:

Domestic Toll Free: 1-866-225-8754

International: 1-480-629-9819

Conference ID: 4671682

Phone replay:

A telephone replay of the conference call will be available through April 4, 2014, as follows:

Domestic Toll Free: 1-800-406-7325

International: 1-303-590-3030

Conference Code: 4671682

About Where Food Comes From, Inc.

Where Food Comes From, Inc. (d.b.a. IMI Global) is America’s trusted resource for third party verification of food production practices. The Company supports more than 10,000 farmers, ranchers, processors, retailers and restaurants with a wide variety of value-added services through its IMI Global, International Certification Services, and Validus Verification Services units. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program utilizes the verification of product attributes to connect consumers to the sources of the food they purchase through product labeling and web-based information sharing and education. Go to

www.wherefoodcomesfrom.com for additional information.

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CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership; expectations to achieve profitable growth; the Company’s belief that most of the impact of changes in Japan’s import requirements has been absorbed; and the demand for, and impact and efficacy of, the Company’s and its subsidiaries’ products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for the fourth quarter and twelve-month period are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

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Where Food Comes From, Inc.

Statements of Income (Loss)

	(Unaudited) Three Months Ended December 31,			Year Ended December 31,
	2013		2012	2013		2012

Revenues:
Service revenues		$1,583,762	$1,073,011		$4,682,738		$4,328,277
Product sales		179,237	183,098		723,449		809,084
Other revenue		34,042	33,631		127,277		124,006
Total revenues		1,797,041	1,289,740		5,533,464		5,261,367

Costs of revenues:
Labor and other costs of services		875,570	457,156		2,307,846		1,844,655
Costs of products		123,057	132,488		519,221		586,767
Total costs of revenues		998,627	589,644		2,827,067		2,431,422
Gross profit		798,414	700,096		2,706,397		2,829,945
Selling, general and administrative expenses		773,154	585,621		2,679,089		2,341,665
Income from operations		25,260	114,475		27,308		488,280

Other expense (income):
Interest expense		3,699	6,168		33,588		25,929
Gain on sale of marketable securities		—	263		—		(11,892)
Gain on disposal of property and equipment		—	(3,208)		—		(3,208)
Other income, net		(244)	(330)		(1,469)		(4,239)

(Loss) income before income taxes		21,805	111,582		(4,811)		481,690
Income tax benefit		10,355	(28,506)		(1,778)		(391,478)
Net (loss) income		11,450	140,088		(3,033)		873,168

Net income attributable to non-controlling interest		(22,765)	253		(30,527)		(2,810)
Net (loss) income attributable to Where Food Comes From, Inc.					(33,560)		870,358
		$(11,315)	$140,341	$		$
Net (loss) income per share:
Basic	$	*	$0.01	$	*		$0.04
Diluted	$	*	$0.01	$	*		$0.04

Weighted average number of common shares outstanding:
Basic		22,868,786	20,852,052		21,893,794		20,943,966
Diluted		22,686,786	20,880,391		21,839,794		21,678,858

* Less than a penny ($0.01) per share

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Where Food Comes From, Inc.
Consolidated Balance Sheets

	December 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$1,067,537	$1,403,489
Accounts receivable, net	683,800	377,072
Prepaid expenses and other current assets	143,576	80,189
Deferred tax assets	190,184	242,944
Total current assets	2,085,097	2,103,694
Property and equipment, net	253,206	146,563
Intangible and other assets, net	1,716,115	303,810
Goodwill	1,279,762	532,997
Long-term deferred tax assets	480,294	277,177
Total assets	$5,814,474	$3,364,241

Liabilities and Equity
Current liabilities:
Accounts payable	$277,633	$134,913
Accrued expenses and other current liabilities	56,091	58,808
Customer deposits	39,134	27,478
Deferred revenue	149,660	139,022
Short-term debt and current portion of notes payable	24,782	22,873
Current portion of capital lease obligations	4,173	5,506
Total current liabilities	551,473	388,600
Capital lease obligations, net of current portion	10,808	14,981
Notes payable and other long-term debt, net of current portion	165,755	191,106
Notes payable, related party	—	200,000
Total liabilities	728,036	794,687

Commitments and contingencies

Contingently redeemable non-controlling interest	1,018,396	—

Equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.001 par value; 95,000,000 shares authorized; 23,233,483 (2013) and 21,837,046 (2012) shares issued, and 22,686,786 (2013) and 21,323,799 (2012) shares outstanding	23,233	21,837
Additional paid-in-capital	5,216,327	3,668,556
Treasury stock of 546,697 (2013) and 513,247 shares (2012)	(150,849)	(121,294)
Accumulated deficit	(1,321,100)	(1,287,540)
Total Where Food Comes From, Inc. equity	3,767,611	2,281,559
Non-controlling interest	300,431	287,995
Total equity	4,068,042	2,569,554
Total liabilities and equity	$5,814,474	$3,364,241